Exhibit 10.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DP&L EMPLOYEES RATIFY NEW THREE YEAR LABOR COMPACT

DAYTON, Ohio, December 2, 2005 – DPL Inc. (NYSE: DPL) announced today that employees of The Dayton Power and Light Company (DP&L) ratified a new 3-year labor agreement.  The employees are represented by Local 175 Utility Workers Union of America.

“I am very proud of the professionalism that was exhibited throughout these negotiations,” said Jim Mahoney, Dayton Power and Light President and Chief Executive Officer.  “We listened to our employees’ concerns, went back to the bargaining table and worked out a deal that benefits customers, shareholders and employees alike.”

Measurable productivity and service improvements enabled the Company to provide market-based increases in wages and benefits.  The package contains 3%, 2%, 2.5% wage increases, improvements to the pension and 401(k) programs, increases in the Company’s contribution to employees’ healthcare costs, and employment security for the next three years.

DP&L received work rule changes at power generating stations to increase productivity, an emergency response program that will further strengthen customer service, and changes in the Company’s illness benefits to encourage better attendance.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.